Exhibit 5.1

CNH Industrial N.V. Cranes Farm Road Basildon, Essex, SS14 3AD United Kingdom

Amsterdam

Freshfields LLP

Strawinskylaan 10
1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam

T +31 20 485 7000

  +31 20 485 7633 (Direct)

F +31 20 517 7633

E dirkjan.smit@freshfields.com

www.freshfields.com

Doc ID

AMS-NOTARIAL-10712069/2

Our Ref

DJS/DH

CLIENT MATTER NO. 176386:0001

14 May 2025

Dear Sirs, Madams,

CNH Industrial N.V.

Introduction

1.    We have acted as Dutch law legal advisers to CNH Industrial N.V. (the Company) with respect to certain matters of Netherlands law in connection with, inter alia, a registration statement on Form S-8 (the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933 (the Securities Act) with respect to 20,000,000 common shares in the capital of the Company, having a nominal value of EUR 0.01 each, to be issued pursuant to the Company’s Equity Incentive Plan, as amended (the EIP) and the common shares delivered pursuant to the EIP (the EIP Shares).

Words and expressions defined in paragraph 2 below shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

This opinion letter is delivered to you pursuant to your request.

Freshfields LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields LLP and their qualifications is available for inspection at its registered office, 100 Bishopsgate, London EC2P 2SR, or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields LLP or any of its affiliated firms or entities. Freshfields LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

Abu Dhabi Amsterdam Bahrain Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong, London Madrid Milan Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

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Documents reviewed

2.	In rendering the opinion set out below we have examined the following documents:

(a)	an electronic copy of the draft of the Registration Statement of 14 May 2025 excluding any documents incorporated by reference in it and any exhibits to it;

(b)

an electronic copy of the EIP as originally approved by the board of directors of the Company (the Board) on 27 February 2014 and ratified and approved by the general meeting of shareholders of the Company on 16 April 2014 and the most recent amendments thereto have been approved by the Board on 24 March 2025, which amendments were subsequently approved by the general meeting of shareholders of the Company on 12 May 2025 (the EIP Documentation);

(c)

an electronic copy of the articles of association of the Company as they read as of 29 September 2013, which, according to the Extract (as defined below), are the Company’s articles of association currently in force and effect (the Articles of Association);

(d)	scanned copies of the:

(i)	minutes of the meeting of the Board regarding the adoption of the EIP on 27 February 2014 and signed by Mr. S. Marchionne as chairman of that meeting and Mr. R. Russo as secretary of that meeting;

(ii)

the notarial deed of record by Dirk-Jan Jeroen Smit, civil law notary officiating in Amsterdam, the Netherlands, and dated 16 October 2014 of the proceedings of the general meeting of the Company held on 16 April 2014;

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(iii)	unanimous written resolutions of the Board regarding the approval of the updates and amendments to the EIP, dated 24 March 2025;

(iv)

a statement in relation to the approval by the general meeting of the Company, held on 12 May 2025, of the amended and restated EIP pursuant to which inter alia (rights to subscribe for) common shares in the capital of the Company can be awarded to executive directors on the Board in accordance with the terms of the EIP Documentation, signed by Dirk-Jan Jeroen Smit, civil law notary aforementioned as chairman of that meeting on 14 May 2025; and

(v)	unanimous written resolutions of the Board regarding the ratification, approval and confirmation of the updates and amendments to the EIP, dated 13 May 2025 (the 13 May 2025 Board Resolution);

(e)

an electronic copy of an extract from the commercial register of the Dutch Chamber of Commerce (the Commercial Register) dated 14 May 2025 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct in all material respects on the date hereof (the Extract); and

(f)

a print-out of an electronic online confirmation from the insolvency register from the district court of Amsterdam through www.rechtspraak.nl, the online EU Insolvency register and the online EU Insolvency Register dated 14 May 2025 that the Company has not been declared bankrupt (failliet verklaard) nor been granted a suspension of payments (surseance van betaling) and confirmed upon our request by the court registries of the district courts of Amsterdam and The Hague by telephone to be correct as at the date hereof.

The documents referred to above in items (a) to (f) (inclusive) are herein referred to as the Documents; the documents referred to above in item (d) are herein referred to as the Resolutions; the documents referred to above in items (c) and (d) (inclusive) are herein referred to as the Corporate Documents.

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Nature of Opinion and Observations

3.	This letter is subject to the following nature of opinion and observations:

(a)

Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)

Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the EIP Documentation will not contravene Dutch law, its application or interpretation if altered in the future;

(c)	Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)

Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter other than as explicitly stated in this opinion letter;

(e)

Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(f)

Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

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(g)

Tax: we express no opinion in respect of the tax treatment of the Documents; you have not relied on any advice from us in relation to the tax implications of the Documents for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(h)

Anti-trust: we have not considered whether the transactions contemplated by the EIP Documentation comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws;

(i)	Data Protection / Insider Trading: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

(j)

Legal Concepts: Dutch legal concepts are expressed in English terms in this opinion letter and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(k)	Governing Law: this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law; and

(l)

Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

4.    On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that the EIP Shares when issued by the Company pursuant to the terms of the EIP Documentation, and fully paid in accordance with the terms of the EIP Documentation and the Articles of Association, each EIP Share will have been duly authorised, validly issued and fully paid and will be non-assessable.

Benefit of opinion

5.	This opinion is addressed to you in relation to and as an exhibit to the Company’s Registration Statement and, except with our prior written

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consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.    This opinion letter and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands. Every situation concerning the legal relationship between yourself and Freshfields LLP, the above submission to jurisdiction included, is governed by the general terms of Freshfields LLP.1

7.    We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Freshfields LLP

[1]	The general terms and conditions of Freshfields LLP can be found at www.freshfields.com.

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Schedule 1

ASSUMPTIONS

In considering the Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)

Authenticity: all (electronic) signatures, stamps and seals on all documents in connection with this opinion ((whether as originals as copies or electronically) are genuine and all such documents are authentic, accurate and complete;

(b)

Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)	Registration Statement: the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(d)

Extract: the information set forth in the Extracts, is accurate and complete on today’s date and the factual statements from the Company in relation to the total issued and outstanding capital of the Company are accurate and complete on today’s date;

(e)	Articles of Association: the Articles of Association have not been amended;

(f)

Authorised share capital: at any time during the entire period during which the EIP Shares are to be issued pursuant to the EIP Documentation: (i) the authorised share capital of the Company will allow for the issuance of the relevant number of EIP Shares and (ii) the Board will remain to hold the exclusive authority to issue the EIP Shares;

(g)

Plan Option Rights: all option rights to subscribe for EIP Shares (Plan Option Rights) have been or shall be validly granted by the corporate body authorized to do so and accepted in accordance with the terms and conditions stipulated by or pursuant to the EIP Documentation, (ii) any pre-emption rights in respect of the granting of Plan Option Rights have been or shall be validly excluded by the corporate body authorized to do so and (iii) upon each issuance of EIP Shares, the relevant Plan Option Rights to subscribe for such EIP Shares has been validly exercised in accordance with the terms and conditions applicable to such Plan Option Right;

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(h)

Exercise Price: the exercise price for Plan Option Rights shall at least equal the aggregate nominal value of all EIP Shares subscribed for under exercise of the relevant Plan Option Rights, the nominal value per Plan Share shall be paid-up by the holder of Plan Option Rights, the exercise price shall be in Euro and, where relevant, the Company shall have consented to payment in a currency other than Euro and the Company shall in case of a payment in a currency other than Euro have obtained a statement as referred to in Section 2:93a paragraphs 2 and 6 of the Dutch Civil Code on the corresponding amount in Euro;

(i)

Corporate Documents: at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(j)

Resolutions: the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Resolutions are true and correct;

(k)

No Insolvency: (i) the Company has not been declared bankrupt (failliet verklaard), (ii) the Company has not been granted a (provisional) suspension of payments ((voorlopige) surseance van betaling), (iii) the Company has not become subject to a (confidential or public) pre-insolvency private plan procedure (onderhands akkoordprocedure), (iv) the Company has not become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (k)(i) and (k)(ii) referred to as the Insolvency Proceedings) referred to in section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (v) the Company has not been dissolved (ontbonden), (vi) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (vii) no order for the administration (bewind) of the assets of the Company has been made; these assumptions are supported by our enquiries today with the Commercial Register, the Central Insolvency Register (Centraal Insolventieregister) and the court in Amsterdam, the Netherlands and The Hague, the Netherlands, which have not revealed any information that any such event has occurred with respect to the Company; however, such enquiries are not conclusive evidence that no such events have occurred; additionally, in the

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event a confidential pre-insolvency private plan procedure (onderhands akkoordprocedure) as referred to in paragraph (i)(iii) should occur with respect to the Company, the above-mentioned registers will not make notice of such procedure;

(l)

Other Parties – Corporate Capacity/Approval: each of the parties to any of the EIP Documentation and any agreement and document entered into pursuant to the EIP Documentation (other than the Company) (i) has been validly incorporated, will be validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) will have the power, capacity and authority to enter into, execute and deliver the EIP Documentation and any agreement and document entered into pursuant to the EIP Documentation to which it is a party and to exercise its rights and perform its obligations thereunder, and, to the extent relevant, deliver EIP Documentation and any agreement and document entered into pursuant to the EIP Documentation to which it is a party;

(m)

Validity under other Laws: under the laws to which the EIP Documentation are expressed to be subject and under any applicable law (other than Netherlands law), (i) the Company has validly adopted the EIP Documentation, (ii) and the EIP Documentation constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(n)

Anti-terrorism, Money Laundering: the Company complies with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and the performance or enforcement of the transactions contemplated by the Documents is consistent with all such laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(4) and 10:123 of the Dutch Civil Code finalised today confirming that the Company is not listed on any such list;

(o)

No Director Disqualification: none of the directors of the Company is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under articles 106a to 106e of the Dutch Bankruptcy Act (Faillissementswet) (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)); although not providing conclusive evidence thereof, this assumption is supported by (i) the confirmation of the directors included in the 13 May 2025 Board Resolution as well as by our online enquiry with the Director disqualification register kept by the Dutch Chamber of Commerce finalised today at 11:01 hrs confirming that the Company is not listed in such register; and

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(p)	Financial Supervision Act: the Company is not required to be licensed pursuant to the Dutch Financial Supervision Act (Wet op het financieel toezicht).

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Schedule 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)

Creditor Action: our opinions with respect to the validity or enforceability of the EIP Documentation or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(b)

“Enforceable”: the term “enforceability” as used in this opinion letter indicates that the relevant obligations are of a type for which Netherlands law generally provides a remedy; it does not imply that the obligations and remedies provided in the EIP Documentation would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(c)

Limitations under Netherlands law: the validity and enforceability of the obligations under the EIP Documentation are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Netherlands law to obligors generally; furthermore, under Netherlands law, a party to an agreement may under certain circumstances suspend performance of its obligations under such agreement pursuant to the exceptio non-adimpleti contractus or otherwise;

(d)

Ordre Public: with respect to the obligations under the EIP Documentation, the competent court in the Netherlands (i) may give effect to overriding mandatory provisions of the law of any other country with which the EIP Documentation have a close connection if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the EIP Documentation and (ii) shall have regard to the law of the country in which the performance takes place in relation to the manner of performance

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and the steps to be taken in the event of defective performance and (iii) may refuse the application of a provision of the law of any country otherwise applicable to the EIP Documentation, if such application is manifestly incompatible with public policy (“ordre public”) of the Netherlands;

(e)

Foreign Documents: the opinion and other statements expressed herein relating to the EIP Documentation are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Netherlands law) of the terms of the EIP Documentation and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the EIP Documentation and any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Netherlands law;

(f)

Non-assessable: in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter, non-assessable means that no holder of EIP Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the Dutch Civil Code;

(g)

Commercial Register: an extract from the Commercial Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity cannot invoke the incorrectness or incompleteness of its Commercial Register information against third parties who were unaware of the incorrectness or incompleteness;

(h)

Insolvency Proceedings: a confirmation derived from an insolvency register does not provide conclusive evidence that an entity is not subject to any insolvency proceedings as defined in the Insolvency Regulation or otherwise; and

(i)	Sanctions Act 1977: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit the enforceability of the EIP Documentation.